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                                                                 EXHIBIT (H)(20)

                   AGREEMENT FOR USE OF BROKERAGE COMMISSIONS


         This Agreement is made as of January 22, 2002, by and among National Financial Services LLC ("FCM"), a Delaware limited liability company, on behalf of its Fidelity Capital Markets division, Thompson Plumb Funds, Inc. ("TPF"), a Wisconsin corporation and registered open-end management investment company, on behalf of its mutual fund series listed on Schedule A ("Funds"), and Thompson Plumb & Associates, Inc. (the "Adviser"), a Wisconsin corporation and federally registered investment adviser.

         WHEREAS, the Adviser is the investment adviser for the Funds and in that capacity is authorized and directed to manage the Funds' investments, including the purchase and sale of securities for the Funds;

         WHEREAS, TPF and the Adviser desire FCM to provide brokerage services to the Funds, whereby a portion of the commissions from the Funds' portfolio transactions would be used to pay a portion of the operating expenses which are obligations of the Funds, including custodian, transfer agent, legal, accounting, directors and printing fees and expenses ("Expenses"); and

         WHEREAS, FCM desires to provide such brokerage services to the Funds on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, FCM and TPF hereby agree as follows:

         1. FCM shall open a separate brokerage account ("Account") for each Fund, through which the Adviser or its agents may place orders for each Fund's portfolio transactions. FCM shall maintain a separate record of commissions received from each Fund for completed transactions designated as subject to this Agreement. The commissions paid by each Fund from such portfolio transactions for such Fund shall be payable to FCM at the rate(s) set forth on Schedule B, and the percentage(s) set forth on Schedule B of all commissions paid to FCM in respect of each such Fund shall accumulate in such Fund's Account (such accumulated amount is referred to as the "Available Commissions" for such Fund). The Available Commissions shall be wire transferred by FCM to TPF at the end of each month (unless TPF or TPA notifies FCM in advance not to make such transfer or the parties mutually agree on alternative arrangements), and TPF shall use the Available Commissions for each Fund to pay a portion of the Expenses of the Fund that generated such commissions. FCM shall confirm transactions subject to this Agreement and shall show the full amount of the commissions agreed to by TPF and FCM for such transactions. Nothing in this Agreement shall require TPF or the Adviser to direct the execution of any transaction through FCM or require FCM to accept any such transaction for execution.


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         2.       FCM shall provide TPF with a monthly statement setting forth a current balance of each Fund's Account and Available Commissions, and for the preceding month, each Fund's brokerage commissions that were subject to this Agreement.

         3. With respect to each Fund, TPF and the Adviser, as applicable, each represents and warrants as follows:

                  a. It has the authority to enter into this Agreement on behalf of each the Funds.

                  b. It has determined that the disposition or application of the Available Commissions shall be in accordance with applicable law, and it shall indemnify FCM against any claim that the Available Commissions were not properly applied in accordance therewith.

                  c. Neither TPF nor the Adviser shall retain any portion of the Available Commissions, but shall pass all of them through to the Fund initiating the brokerage transactions. Neither TPF nor the Adviser shall benefit in any manner from directed brokerage costs.

                  d. The Board of Directors of TPF (the "Board"), after due consideration, has approved the direction of a portion of the Funds' brokerage transactions, consistent with best execution, to FCM as being in the best interests of the Funds, and the Board will periodically confirm that such direction of brokerage transactions continues to be in the best interests of the Funds.

                  e. No provision of either TPF's or the Adviser's articles of incorporation, bylaws, registration statement, and/or other governing documents prohibit the use of the Funds' brokerage commissions to pay the Funds' Expenses.

                  f. It will properly discharge its disclosure and recordkeeping obligations under the federal securities laws with respect to the subject matter of this Agreement.

                  g. The Adviser is not currently waiving its fees or reimbursing any expenses of the Funds.

         4. The Agreement shall become effective with respect to a Fund upon TPF's and the Adviser's execution of this Agreement, and shall continue in force, unless terminated by a party hereto, upon thirty (30) days written notice to the other party. If such termination occurs, the amount in each Fund's Account will be promptly delivered to TPF. TPF may terminate this agreement immediately upon FCM's breach of the confidentiality clause in Section 12.


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         5.       Neither FCM nor any of its affiliates shall be liable to TPF, any Fund, the Adviser or any of their agents or affiliates for any damage, claim or other loss whatsoever caused by circumstances or events beyond its reasonable control, including the services rendered or goods provided to the Funds by any vendor.

         6. TPF acknowledges that FCM or its affiliates may perform services similar to those to be provided under this Agreement to other investment companies, investment company sponsors, and/or service providers to investment companies.

         7. All notices and communications required or permitted by this Agreement shall be in writing and delivered personally (by private messenger, courier service, or otherwise) or sent by first class mail unless otherwise agreed. All such notices and other communications shall be effective on the date received and shall be made:

                     If to FCM, to:            Mr. Joseph Foley
                                               VP/Institutional Sales
                                               Fidelity Capital Markets
                                               164 Northern Avenue, Z2H
                                               Boston, MA  02210


                     If to TPF, to:            John C. Thompson
                                               Vice President
                                               Thompson Plumb Funds, Inc.
                                               1200 John Q. Hammons Drive
                                               Madison, WI  53717

                     If to the Adviser, to:    John W. Thompson
                                               President
                                               Thompson Plumb & Associates, Inc.
                                               1200 John Q. Hammons Drive
                                               Madison, WI  53717

         8. This Agreement and any Schedules hereto constitute the complete agreement among the parties hereto and may be amended only upon the written agreement of all of the parties. If any provision of this Agreement is held to be invalid, the remaining provisions shall continue to be valid and enforceable.

         9. This Agreement may not be transferred or assigned by any party without the proper written consent of the other parties. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.


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         10.      Each party represents that, to the best of its knowledge after due diligence and inquiry, any payment of a Fund's Expenses through directed brokerage credits pursuant to this Agreement will not result in a violation by it of any law, rule, or regulation applicable to it, or in any breach by it of any fiduciary duty owed by it.

         11. This Agreement does not obligate TPF or the Adviser to enter into a Services Agreement on behalf of any Fund with Fidelity Brokerage Services LLC or National Financial Services LLC or to pay any fees ("Fidelity Service Fees") thereunder. If, at any time TPF or the Adviser were to enter into such Services Agreement, no Fund will be obligated to pay any portion of the Fidelity Service Fees using credits from directed brokerage transactions; the Fidelity Service Fees would accrue at the same rate whether or not credits from directed brokerage transactions are used, and the Fidelity Service Fees would always be paid entirely in cash. Use of credits from directed brokerage transactions to pay a portion of the Fidelity Service Fees is not a condition to participation in Fidelity's fund supermarket program, nor shall such use or lack of such use affect efforts, if any, Fidelity might make to sell or distribute the Funds' shares.

         12. FCM shall establish and implement procedures to maintain the confidentiality of trades placed through it on behalf of the Funds. FCM shall not disclose such trades to any of its affiliates, the Fidelity Funds, or any other third party, and shall only disclose such trades to employees of FCM to the extent necessary to effect the trades and comply with applicable law.


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         IN WITNESS WHEREOF, the undersigned parties have executed this
Agreement as of the date first written above.

THOMPSON PLUMB FUNDS, INC.


By:
     ------------------------------
     John C. Thompson
     Vice President

THOMPSON PLUMB & ASSOCIATES, INC.


By:
     ------------------------------
     John W. Thompson
     President

NATIONAL FINANCIAL SERVICES LLC

By:      Fidelity Capital Markets, its division


         By:
             -----------------------------------
             Joseph Foley
             Vice President, Institutional Sales


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                                   SCHEDULE A


                           Thompson Plumb Growth Fund
                          Thompson Plumb Balanced Fund


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                                   SCHEDULE B


Commission Rates:

         $.05 per share for domestic equity securities when transactions are worked by a salestrader at Fidelity Capital Markets.

         $.04 per share for domestic equity securities when transactions are electronically delivered directly to a marketplace for execution.

Percentage of Commissions Available to Pay Fund Expenses

         60% of all commissions paid to Fidelity Capital Markets shall be available to pay fund expenses.